Exhibit 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

AMAZE HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rate	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)(4)	Fee Rate	Amount of Registration Fee

Fees to be paid	Equity	Common Stock	457(o)	—	—	—
Fees to be paid	Equity	Preferred Stock	457(o)	—	—	—
Fees to be paid	Debt	Debt Securities	457(o)	—	—	—
Fees to be paid	Other	Warrants	457(o)	—	—	—
Fees to be paid	Other	Subscription Rights	457(o)	—	—	—
Fees to be paid	Other	Units	457(o)	—	—	—
Fees to be paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	$100,000,000	—	$100,000,000	$0.00015310	$15,310
		Total Offering Amount				$100,000,000		$15,310
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$15,310

(1)	The securities registered include such indeterminate number of (a) shares of common stock, (b) shares of preferred stock, (c) debt securities, (d) warrants to purchase common stock, preferred stock or debt securities of the registrant, (e) subscription rights to purchase common stock, preferred stock, debt securities, warrants or units consisting of some or all of these securities of the registrant, and (f) units consisting of some or all of these securities, as may be sold from time to time by the registrant. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.
(3)	The proposed maximum offering price per security and proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.
(4)	Estimated solely for the purpose of calculating the amount of the registration fee. Subject to Rule 462(b) under the Securities Act, the aggregate maximum offering price of all securities issued by the registrant pursuant to this registration statement will not exceed $100,000,000.